EXHIBIT 10.11(b)



                      AMERICAN MEDICAL SECURITY GROUP, INC.
                                CHANGE OF CONTROL
                             SEVERANCE BENEFIT PLAN
                   (AS AMENDED AND RESTATED NOVEMBER 29, 2001)


                            I. ESTABLISHMENT OF PLAN

         American Medical Security Group, Inc. (the "Company") acknowledges that certain executives' contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company also recognizes that there exists a possibility of a "Change of Control" (as defined in Section 3.3, hereof) of the Company. The Company also recognizes that the possibility of such a Change of Control may contribute to uncertainty on the part of executive management and may result in the departure or distraction of executive management from their operating responsibilities.

         Outstanding management of the Company is always essential to advancing the best interests of the Company and its shareholders. In the event of a threat or occurrence of a bid to acquire or change control of the Company or any of its key affiliates or to effect a business combination, it is particularly important that the Company's business be continued with a minimum of disruption. The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company's or its affiliates' key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

         Therefore, the Board of Directors of the Company has established the American Medical Security Group, Inc. Change of Control Severance Benefit Plan (the "Plan") to pay severance benefits to certain Executives (as defined in Section 3.1, hereof) of the Company or its affiliates who separate from service under specified conditions while the Plan is in effect. This Plan is solely for the benefit of those individuals who are determined, pursuant to the terms and conditions of this Plan, to be Executives of the Company. The Plan is not intended, nor should it be construed, as providing benefits for any other individual, including, but not limited to, any employees or officers of any affiliates or subsidiaries of the Company.

                                II. TERM OF PLAN

         This Plan is effective as of the close of business September 25, 1998, and replaces in its entirety any previous change of control severance benefit plans of the Company and will continue in effect until modified, amended, changed, or terminated, as provided in Article VII hereof.

                             III. PLAN PARTICIPATION

         3.1 PARTICIPATING EXECUTIVES. All employees of the Company who are members of the Company's executive management team as appointed by the President of the Company from time to time (hereinafter collectively and individually referred to as "Executives") are hereby designated as participants in the Plan.
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         3.2 EMPLOYMENT PERIOD. If an Executive is employed by the Company on the "Control Change Date" (as defined in Section 3.4, below), the Company shall continue to employ such Executive and such Executive may continue as an employee of the Company for the Employment Period. For purposes of this Plan, the "Employment Period" begins on the Control Change Date and ends on the two (2) year anniversary of the Control Change Date.

         3.3 CHANGE OF CONTROL. A "Change of Control" of the Company shall be deemed to have occurred if, after the effective date of this Plan:


         a. any "person", as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the beneficial owner of securities of the Company, or any subsidiary of the Company, representing forty percent (40%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company; or

         b. there is consummated a merger, consolidation or reorganization of the Company with or into any other entity after which the voting securities of the Company outstanding immediately preceding such merger, consolidation or reorganization represent or are converted into, less than 60% of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization; or

         c. during any consecutive two year period, individuals who, at the beginning of such period constitute the "Incumbent Board" (as hereinafter defined), cease to constitute a majority of the Board of Directors of the Company as a result of an actual or threatened contest for election of directors (for purposes of this Section 3.3.c., the term "Incumbent Board" means all of the members of the Board of the Directors of the Company as of November 29, 2001 and any successors or additions thereto who are elected or appointed other than as a result of an actual or threatened contest for election of directors); or

         d. there is consummated an agreement (or series of related agreements) for the sale or disposition of all or substantially all of the assets of the Company; or

         e. there is consummated a plan of liquidation or dissolution of the Company, or the shareholders of the Company approve a plan of liquidation or dissolution that does not make full provision for the satisfaction of the Company's obligations under this Plan.
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         3.4 CONTROL CHANGE DATE. The "Control Change Date" means the date on which an event described in Section 3.3 occurs. If a Change of Control occurs on account of a series of transactions, the Control Change Date is the date of occurrence of the last of such transactions.

         3.5 PLAN BENEFITS ON QUALIFYING SEPARATION. An Executive shall be entitled to receive Plan Benefits according to the terms of this Plan if an Executive's employment with the Company terminates because of a Qualifying Separation (i) during the six (6) month period immediately prior to the Control Change Date, or (ii) during the Employment Period.

                        IV. PLAN BENEFITS AND LIMITATIONS

         4.1 PLAN BENEFITS. "Plan Benefits" means benefits due to an Executive as described in this Section 4.1 as follows: (i) Executives who are Executive Vice Presidents or Senior Vice Presidents ("Senior Executives") shall be entitled to an amount equal to three (3) times such Senior Executive's Base Period Income, and (ii) Executives who are NOT Executive Vice Presidents or Senior Vice Presidents ("Other Executives") shall be entitled to an amount equal to one and one-half (1.5) times the Other Executive's Base Period Income. Plan Benefits shall be paid in a single sum payment in cash. Plan Benefits payments to the Executive shall commence on the later of the thirtieth (30th) business day after the Qualifying Separation (as defined in Section 5.1 below) or the first day of the month following his or her Qualifying Separation. Plan Benefits may be subject to Section 4.5, below. In the event the Executive qualifies for severance benefits under any other agreement with the Company, any Plan Benefits payable to the Executive hereunder shall be reduced by any benefits paid pursuant to the other agreement.

         4.2 BASE PERIOD INCOME. An Executive's "Base Period Income" shall be an amount equal to the sum of: A. the higher of (i) the Executive's then current annual base salary; or (ii) the average of the Executive's annual base salary for the two most recent annual pay periods preceding the then current annual pay period; plus B. the higher of (i) the Executive's target bonus for the fiscal year in which a Qualifying Separation occurs, or (ii) the Executive's annual performance-based bonus or bonuses received from the Company for the most recent annual pay period preceding the fiscal year in which a Qualifying Separation occurs.

         4.3 STUB PERIOD BONUS. In addition to the Plan Benefits, the Company shall pay the Executive the amount of such Executive's target bonus for the fiscal year in which the Qualifying Separation occurs, pro rated in the same ratio as the actual time of service for such year bears to the full fiscal year.

         4.4 INSURANCE COVERAGE. In addition to the Plan Benefits, the Company shall pay an Executive's cost of health, dental, long-term disability, and life insurance coverage substantially equivalent to coverage in place at the time of the Qualifying Separation for a period of three (3) years immediately following the Qualifying Separation with respect to a Senior Executive and for a period of one and one-half (1.5) years immediately following the Qualifying Separation with respect to an Other Executive. Thereafter, the Company will provide an Executive with an explanation of any right to continue such coverage under COBRA and any other applicable state or federal law.

         4.5 ATTORNEY'S FEES. In the event that an Executive incurs any attorneys' fees in protecting or enforcing his or her rights in the Plan, the Company shall reimburse the Executive for such reasonable attorneys' fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

         4.6 EXCISE TAXES. If the excise tax imposed under the Internal Revenue Code of 1986, as amended, (the "Code") Section 4999 on "excess parachute payments", as defined in the Code Section 280G, is incurred on account of (i) any amount paid or payable to or for the benefit of an Executive under this Section as legal fees and expenses, or (ii) any payments or benefits which an Executive receives or has the right to receive from the Company under this Plan or any other plan or compensation arrangement of the Company (the "Change of Control Benefits"), the Company shall indemnify the Executive and hold him or her harmless against all claims, losses, damages, penalties, expenses, and excise taxes. To effect this indemnification, the Company shall pay the Executive the Additional Amount within fifteen (15) business days after the Executive provides a copy of his or her tax return in accordance with subsection
(A) below. For purposes of the Plan, the "Additional Amount" shall mean the amount necessary to indemnify and hold the Executive harmless from (A) the excise tax imposed on an Executive under Section 4999 of the Code with respect to the Change of Control Benefits and (B) the amount required to satisfy (y) the additional excise tax under Section 4999 of the Code, and (z) the federal, state and local income taxes for which an Executive is liable with respect to the Additional Amount (the sum of items (A) and (B) of this Section 4.6 being hereunder referred to as the "Additional Tax Liability").

             (a) For purposes of determining the amount and timing of the payments of the Additional Amount, the Company and the Executive shall, as soon as practicable after the event or series of events has occurred giving rise to the imposition of the excise tax, seek the advice of independent tax counsel and shall cooperate in establishing at least tentatively the amount of the Executive's excise tax liability for purposes of paying estimated tax. The Executive shall thereafter furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment under Section 4999 of the Code with respect to the Change of Control Benefits at least twenty (20) business days before the date on which such return is required to be filed with the Internal Revenue Service. Except as provided under subsection (b) below of this Section 4.6, the liability reflected on such return shall be dispositive for purposes of calculating the Additional Amount unless, within fifteen (15) business days after such notice is given, the Company furnishes to the Executive an opinion from the Company's independent auditors or a tax advisor selected by the Company's independent auditors indicating that a different Additional Amount is payable or to the effect that the matter is not free from doubt under applicable laws and regulations and the Executive may, in such auditor's or advisor's opinion, take a different position without risk of penalty, which shall be set forth in the opinion with respect to the payment in question. Such opinion shall be addressed to the Executive and shall state that the Executive is entitled to rely thereon. If the Company furnishes such opinion to the Executive, the position reflected

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         in such letter shall be dispositive for purposes of calculating the
         Additional Amount, except as provided under this subsection (a) of this
         Section 4.6.

             (b) If the Executive's Additional Tax Liability is subsequently determined to be less than the amount of the Additional Amount paid to the Executive, the Executive shall repay to the Company that portion of the Additional Amount payment attributable to such reduction (plus interest on the amount of such repayment at the rate provided in
         Section 1274(b)(2)(B) of the Code). If the Executive's Additional Tax Liability is subsequently determined to be more than the amount of the Additional Amount paid to the Executive, the Company shall make an additional payment in respect of such excess, as well as the amount of any penalty or interest assessed with respect thereto at the time that the amount of such excess, penalty or interest is finally determined.

         Notwithstanding any other provision of this Section 4.6 to the contrary, if the aggregate "After-Tax Amount" (as defined below) of the Change of Control Benefits and Additional Amount that would be payable to Employee does not equal or exceed 110% of the "After-Tax Floor Amount" (as defined below), then no Additional Amount shall be payable to Employee and the aggregate amount of Change of Control Benefits payable to Employee shall be reduced (but not below the "Floor Amount" as defined below) to the largest amount that would both
(i) not cause any Additional Tax Liability to be payable by Employee and (ii) not cause any Change of Control Benefits to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Employee shall be deemed to be subject to the highest marginal rate of federal, state, and local taxes, excluding Social Security, Medicare, and alternative minimum taxes or similar tax consequences.

         "After-Tax Amount" means the portion of a specified amount that would remain after payment of all federal, state, and local taxes (excluding Social Security, Medicare, and alternative minimum taxes or similar tax consequences), and Additional Tax Liability paid or payable by Employee in respect of such specified amount.

         "After-Tax Floor Amount" means the After-Tax Amount of the Floor
Amount.

         "Floor Amount" means the greatest pre-tax amount of Change of Control Benefits that could be paid to Employee without causing Employee to become liable for any Additional Tax Liability in connection therewith.

         4.7 MITIGATION. An Executive shall not be required to mitigate damages or the amount of any payment provided for in the Plan by seeking or accepting other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable in the Plan; provided, however, that the Company's obligations under Section 4.4 hereof shall cease with respect to each applicable type of insurance coverage as of the date on which the Executive obtains other coverage substantially equivalent to coverage in place at the time of the Qualifying Separation.
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         4.8 TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of the Plan.

                            V. QUALIFYING SEPARATION

         5.1 DEFINITION. For purposes of the Plan, a "Qualifying Separation" means:

             (a) an Executive's employment is terminated by the Company within six (6) months prior to a Change of Control or during the Employment Period except for "Cause", death or total disability. For purposes of the Plan, "CAUSE" means: (i) the willful and continued failure by the Executive to substantially perform his or her duties as established by the Board of Directors of the Company; (ii) the material breach by the Executive of his or her fiduciary duties or loyalty of care to the Company; (iii) a conviction of a felony which, in the reasonable judgment of the Board of Directors of the Company, is likely to have a material adverse effect on the business reputation of the Executive or the Company, or which substantially impairs the Executive's ability to perform his or her duties for the Company; (iv) the use of alcohol or non-prescription drugs in such a manner as to interfere substantially with the Executive's duties with respect to the Company; or (v) the willful, flagrant deliberate and repeated infractions of material published policies and regulations of the Company of which the Executive has actual knowledge. Only if it desires to discharge the Executive under subsection (v) (the "Cause Exception") of this Section 5.1(a), the Company shall give notice to the Executive as provided in
         Section 5.2 and the Executive shall have thirty (30) calendar days after notice has been given to him in which to cure the reason for the Company's exercise of the Cause Exception. If the reason for the Company's exercise of the Cause Exception is timely cured by the Executive (as determined by a majority of the members of the Board of Directors of the Company following a hearing), the Company's notice shall become null and void; or

             (b) an Executive voluntarily terminates employment for "Good Reason". For purposes of this Plan, "Good Reason" means an Executive's resignation from the Company's employment within six (6) months prior to a Change of Control or during the Employment Period on account of:
         (i) the failure of the Board of Directors of the Company to reelect the Executive to his or her then current position in the Company, and the Executive then elects to leave the Company's employment within six (6) months after such failure to so reelect or reappoint the Executive;
         (ii) a material modification by the Board of Directors of the Company of the duties, functions and responsibilities of the Executive without his or her consent; (iii) the failure of the Company to permit the Executive to exercise such responsibilities as are consistent with his or her position and of such a nature as are usually associated with such offices of a corporation engaged in substantially the same business as the Company; (iv) the Company causes the Executive to relocate his or her employment more than fifty (50) miles from Green Bay, Wisconsin, without the consent of the Executive; (v) the Company's

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         failure to make a payment when due to the Executive; or (vi) the
         Company's reduction of the Executive's total direct compensation (base salary, incentive bonus, other compensation and benefits) below the Executive's average total direct compensation for the three (3) most recent years with the Company or such shorter period for which the Executive has been an employee of the Company.

         5.2 NOTICE OF QUALIFYING SEPARATION. Qualifying Separation by the Company under the Cause Exception shall be communicated by Notice of Termination to an Executive. Qualifying Separation by an Executive for Good Reason shall be communicated by Notice of Termination to the Company. For purposes of the Plan, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in the Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of an Executive's employment under the provision so indicated and
(iii) if the termination date specifies the effective date of termination, which date may be the date of receipt of such notice.

                        VI. ENTITLEMENT TO PLAN BENEFITS

         Unless there has been a Change of Control, an Executive shall have no vested right to benefits in the Plan.

                         VII. AMENDMENT AND TERMINATION

         The Plan may be modified, amended, changed, or terminated only upon the approval of the Company's Board of Directors during a regular, annual or special meeting; provided, however, that any modification, amendment, change or termination of the Plan that has an adverse effect on any Executive who is a participant in the Plan on the date such modification, amendment, change or termination is adopted shall not be effective until one (1) year after the date of adoption. Any modification, amendment, change, or termination of the Plan shall be in writing and signed by at least two officers of the Company at the level of executive vice president and above.

               VIII. DECISIONS BY THE COMPANY: FACILITY OR PAYMENT

         Any powers granted hereunder to the Board of Directors of the Company may be exercised by a committee, appointed by the Board, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Plan. If the Board or the committee shall find that an Executive to whom any amount is or was payable hereunder is unable to care for his or her affairs because of illness or accident, or has died, then the Board or the committee, if it so elects, may direct that any payment due him or her or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his or her spouse, children or other dependents, an institution maintaining or having custody of an Executive, any other person deemed by the Board or committee to be a proper recipient on behalf of an Executive, or any of them, in such manner and proportion as the Board or committee may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.
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                        IX. SOURCE OF PAYMENTS: NO TRUST

         The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company to whom such payments are due shall not be required to establish or maintain any special or separate fund, or otherwise segregate assets to assure that such payments shall be made. Neither an Executive nor a designated beneficiary of an Executive shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and an Executive or any other person.

                                X. MISCELLANEOUS

         10.1 All Executives claiming any interest hereunder shall perform any and all acts and execute any and all documents and papers necessary or desirable for carrying out the Plan or any of its provisions. In addition, the Company shall perform any and all acts and execute any and all documents and papers necessary or desirable for carrying out the Plan or any of it's provisions.

         10.2 The Plan shall be construed and administered according to the laws of the State of Wisconsin without reference to principles of conflicts of laws, except to the extent preempted by federal law. If any provision of the Plan shall be or become invalid, such fact shall not affect the validity of any other provision of the Plan. This Plan document sets forth the entire terms of the Plan. Abbreviated Plan summaries, and other explanations of the Plan's benefits and operations, including any and all prior agreements, to the extent inconsistent hereunder are hereby superseded.

         10.3 Each Executive of the Company, including any Executive in the Plan, is an at-will employee of the Company, and nothing in this Plan will be deemed to give an Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge an Executive at any time, nor will it be deemed to give the Company the right to require an Executive to remain in its employ, nor will it interfere with the right of an Executive to terminate employment at any time.

         10.4 Any and all references in the Plan to any provision of any statute, law, regulation, ruling, or order shall be deemed to refer also to any successor provision of any statute, law, regulation, ruling or order.

         10.5 The Company and its Boards of Directors, officers and employees shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of this Plan; provided, however, that any individual who is held liable for the effects and consequences of personal acts, omissions or conduct in the administration of the Plan shall be indemnified and saved harmless by the Company except to the extent that such effects and consequences resulted from willful misconduct.
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         10.6 No benefit under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void.

         10.7 All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                                    * * * * *

         Pursuant to Article VII of the Plan, the changes to the Plan reflected in this amendment and restatement, which have been approved by the Board of Directors of the Company, are acknowledged and approved by the undersigned.

AMERICAN MEDICAL SECURITY GROUP, INC.

/s/ Samuel V. Miller                        /s/ Gary D. Guengerich
------------------------------------        -----------------------------------
Samuel V. Miller                            Gary D. Guengerich
Chairman, President and                     Executive Vice President and
Chief Executive Officer                     Chief Financial Officer

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